UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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☒	Soliciting Material Pursuant to 240.14a-12

NEW FRONTIER MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

Longkloof Limited

Mile End Limited

Hosken Consolidated Investments Limited

Sabido Investments (Pty) Ltd.

Marcel Golding

Eric Doctorow

Mahomed Khalik Ismail Sherrif

Willem Deon Nel

Barbara Wall

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 23, 2012, Longkloof Limited issued the following press release:

NEWS RELEASE

Longkloof Limited Increases Offer for New Frontier Media to $1.75 Per Share

ST. HELIER, Jersey, Channel Islands, May 23, 2012 /PRNewswire/ -- Longkloof Limited today announced that it has sent a letter to the Board of Directors of New Frontier Media, Inc. (Nasdaq: NOOF) increasing its offer to acquire all of New Frontier Media’s outstanding common stock to $1.75 per share. Longkloof currently beneficially owns 15.9% of the outstanding shares of common stock of New Frontier Media.

The full text of the letter is as follows:

New Frontier Media, Inc.

6000 Spine Road, Suite 100

Boulder, CO 80301

Attn: Michael Weiner, Corporate Secretary

23 May 2012

Dear Sirs

As the single largest shareholder of New Frontier Media, Inc., we remain extremely concerned with the actions (or shall we say “inactions”) of the Special Committee since we first made public on March 9, 2012 our proposal to acquire the Company in an all cash transaction. We remain extremely committed to an acquisition and are hereby increasing our offer to a price of $1.75 per share in cash. Our offer represents a premium of over 60% to the Company’s average closing stock price from the start of this year until February 15, 2012, the date on which we first contacted you expressing our interest in an acquisition. In an effort to be completely transparent we thought it is in the best of interests of all shareholders for us to make our offer public. We urge the Board of Directors to similarly embrace the spirit of transparency.

We believe we have provided the Special Committee with all relevant material information relating to our proposal. We further note that we have not requested, and do not believe that we need, any material non-public information to complete this acquisition on the terms described herein. However, if the Special Committee is willing to provide us access to such information under reasonable and customary terms and conditions that would not preclude us from taking actions which would be in the best interests of all shareholders, we would consider such new information in putting forth our best possible offer. It is time for the Special Committee to allow the shareholders, the true owners of the Company, to decide for themselves whether our proposal—providing immediate liquidity at a substantial premium—is a better alternative to the Board of Director’s current misguided, time-consuming and value-wasting strategy of remaining a public company and paying the associated exorbitant costs, including the excessive and unnecessary board fees to its non-management directors.

We believe that the Chairman of the Special Committee mischaracterized our intentions when he stated our “threatened proxy contest is a transparent attempt to take control of New Frontier Media.” For the record, let us be explicitly clear—our intentions are to acquire New Frontier Media in an all cash transaction representing a substantial premium for all shareholders. To this end, we fully support the Special Committee’s stated objective of “acting in the best interests of, and maximizing value for, all shareholders”, and are prepared at this time to allow for a “go shop” period in a definitive agreement. We are also prepared to participate in an auction process to ensure that shareholders receive fully-negotiated, full and fair value for their shares, and look forward to receiving the promised bid letter from the Special Committee’s financial advisor. All we ask is that the members of the Special Committee act quickly, exercise their fiduciary duties and live up to their mandate before further shareholder value is destroyed.

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We want to remind shareholders that the Board of Directors has not responded to the request in our March 9th letter that it publicly disclose the cumulative amounts of all the fees and compensation (including reimbursed expenses) that the directors have each collected or expect to collect, as well as fees for work their respective firms have charged the Company, this fiscal year, including any fees payable to the members of the Special Committee. Nor has the Special Committee responded to our advance notice of our intention to nominate a slate of nominees for directors at the next annual meeting. Are they looking to further delay the process (such as by delaying the annual meeting) or force a time consuming and value-destroying litigation when we clearly have the best interests of all shareholders in mind? Shareholders should not stand by while the Board of Directors takes steps to further entrench themselves. We hope that the Special Committee will finally take its fiduciary duties seriously and not continue to use our offer as a justification for paying itself additional fees.

Our offer continues not to be subject to a financing contingency, and we anticipate that there would be limited conditions to closing, including retention of management, the state of the balance sheet, no material adverse change, and that New Frontier Media obtains all necessary corporate and regulatory approvals. In addition, we urge the Company to refrain from establishing any new or additional “change of control” or similar obligations or otherwise taking actions which further erode shareholder value.

Although we remain optimistic that we can reach an agreement that benefits all of New Frontier Media’s shareholders in a timely manner, we are committed to protecting the value of our investment and continue to be prepared to pursue any and all actions available to us in order to maximize all shareholders’ interests. We believe it is imperative upon the Special Committee to allow the shareholders to decide for themselves the future of this company, including whether to accept our offer, or, if one is received, a higher and better offer, or to reject all offers. Under any of these circumstances, we will be content in knowing that it was OUR actions that resulted in greater shareholder value and choice. If the shareholders reject all offers, we will roll up our sleeves as a significant shareholder and hopefully under the guidance of a better qualified and more appropriately compensated Board of Directors seek to further enhance value for all shareholders.

Of course, no binding obligation on the part of New Frontier Media or the undersigned shall arise with respect to the proposal or any transaction unless and until such time as definitive documentation satisfactory to us and approved by New Frontier Media’s Board of Directors is executed and delivered.

We would like to move forward immediately and are ready to meet and start immediate negotiations to maximize value for all shareholders. It is our belief that this offer is fair and in the best interest of the Company and its shareholders, and that the shareholders will find such a proposal attractive if presented to them.

Yours faithfully

Longkloof Limited

Additional Information Concerning Participants

Longkloof, together with the other Participants (as defined below), intends to make a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2012 Annual Meeting of Stockholders of New Frontier Media, Inc.

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LONGKLOOF STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE INTENDED SOLICITATION OF PROXIES BY LONGKLOOF AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The Participants in the proxy solicitation are anticipated to be Longkloof, Mile End Limited (“Mile End”), HCI, Sabido, Marcel Golding, Eric Doctorow, Mahomed Khalik Ismail Sherrif, Willem Deon Nel and Barbara Wall (each, a “Participant” and collectively, the “Participants”). Information about the Participants will be set forth in the proxy statement filed by Longkloof with the SEC. As of the date hereof, Longkloof and Mile End may be deemed to beneficially own 2,578,831 shares of common stock of New Frontier Media, representing approximately 15.9% of the outstanding shares of common stock, as follows: (i) 2,175,100 shares are owned directly by Longkloof, and (ii) 403,731 shares are owned directly by Mile End. Marcel Golding is affiliated with Mile End and also serves as Executive Chairman of HCI, the indirect 100% owner of Longkloof. Consequently, Longkloof may be deemed to be a beneficial owner of the 403,731 shares of common stock held by Mile End. Similarly, Mile End may be deemed to be a beneficial owner of the 2,175,100 shares of common stock held by Longkloof. However, the foregoing should not be construed in and of itself as an admission by Longkloof as to beneficial ownership of the shares of common stock held by Mile End, nor should the foregoing be construed in and of itself as an admission by Mile End as to beneficial ownership of the shares of common stock held by Longkloof. As of the date hereof, none of HCI, Sabido, Marcel Golding, Eric Doctorow, Mahomed Khalik Ismail Sherrif, Willem Deon Nel and Barbara Wall directly own any securities of New Frontier Media. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of common stock of New Frontier Media beneficially owned in the aggregate by the other participants. Each of the Participants disclaims beneficial ownership of the shares he/she/it does not directly own.

CONTACTS:

MacKenzie Partners, Inc.

Paul Schulman and Bob Marese

(212) 929-5628

(800) 322-2885

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